Exhibit 99.01

Sterling Mining And Minco Silver Announce Proposed Business Combination

Wallace, Idaho – July 23, 2008 – (Marketwire) - Sterling Mining Company (TSX:SMQ / OTCBB:SRLM / FSE:SMX) and Minco Silver Corporation ("Minco Silver") (TSX: MSV) are pleased to announce that they have signed a letter of agreement whereby Minco Silver will acquire 100% of the issued and outstanding shares of Sterling (the "Transaction"). The transaction will result in Minco Silver controlling two world class silver deposits including the Fuwan Silver property in China and the Sunshine Mine in Idaho, USA.

Transaction

Under the terms of the Transaction, Minco Silver has offered 0.51 of a share for each one Sterling share which equates to an offer of US$1.58 per Sterling share based on Minco Silver's July 21, 2008 closing price. The offer values Sterling at US$62.3 million.

Upon completion of the Transaction, the combined company will have approximately 52 million common shares issued and outstanding, plus options and warrants. Minco Silver shareholders will own 61% and former Sterling shareholders will own 39% of the combined company.

Minco Silver has extended a US$15 million line of credit to Sterling, of which US$5 million is to be funded immediately, bearing 10% annual interest compounded monthly, to be used for continued operations at the Sunshine Mine.

A management committee has been established to supervise the day-to-day operations of Sterling during the transaction period. It is comprised of seven members, four from Minco Silver and three from Sterling.

The Transaction is subject to completion of confirmatory due diligence, definitive documentation, regulatory approvals, and obtaining shareholder approval at a special meeting of the shareholders of Sterling. The letter agreement includes a commitment by Sterling to not solicit alternative transactions to the Transaction. A break fee of US$2 million is payable to Minco Silver under certain conditions. The Transaction is expected to close by December, 2008.

Subject to regulatory approval, Minco Silver will pay at closing a finders' fee of 50,000 common shares to an arms-length third party related to the Transaction.

Compelling Combination

The combination will bring significant benefits to each of the companies and their shareholders. The Boards of Directors of each company have supported the proposed combination and management of the two companies believe that the Transaction will provide the shareholders of each company an opportunity to participate in the future growth of a larger and more established company with a broader range of prospects, a more diversified asset base, and a management team that has a proven ability to execute.

Upon completion of the Transaction, the combined company will have:

•	Two world-class silver deposits containing 418 million ounces of silver resources;

•	Potential annual silver production in excess of 10 million ounces by 2011;

•	Solid platform for profitable growth and increased shareholder value; and

•	Reduced risk profile.

Minco Silver’s Chairman and CEO, Dr. Ken Cai, commented: “The combination of these companies will bring together two world-class silver deposits with significant exploration upside. The integrated board and management team is well positioned to build one of the world's leading primary silver producing companies through synergies in China and North America. Further, this consolidation should appeal to a broader investor audience and greater market liquidity.”

Sterling’s Interim President, Ken Berscht, added: “This merger represent the culmination of the strategic review process announced on June 4 and completed with the assistance and advice of our financial advisor TD Securities Inc. It provides the financial resources to fund the immediate requirements of Sterling and ensures that the Sunshine Mine will be a significant contributor going forward. We are excited about the premium offer and the opportunity for Sterling shareholders to participate in the new silver focused entity.”

Minco Silver Conference Call

Minco Silver will host a conference call on Wednesday, July 23, at 9:00 AM Eastern or 6:00 AM Pacific Time. To participate, please dial 1-888-300-0053 for North American callers and 1-647-427-3420 for international callers. The ID# for the conference call is 57248259.

To view the new corporate presentation concerning this Transaction, please visit Minco Silver’s website: www.mincosilver.ca.

About Minco Silver

Minco Silver Corporation (TSX: MSV) is a TSX listed company focusing on the acquisition and development of silver dominant projects. Minco Silver owns 100% interest in the World Class Fuwan Silver Deposit, situated along the northeast margin of the highly prospective Fuwan Silver Belt. Minco Silver is the exclusive vehicle for pursuing silver opportunities in China pursuant to a strategic alliance agreement between Minco Gold Corporation (TSX:MMM/AMEX:MGH/FSE:MI5) and Silver Standard Resources (TSX:SSO). For more information on Minco Silver, please visit the website at www.mincosilver.ca or contact Ute Koessler, Director Investor Relations at 1-888-288-8288 or (604) 688-8002 ir@mincomining.ca.

About Sterling Mining Company

Sterling Mining controls the Sunshine Mine, which began initial production in December 2007, and related exploration lands in the prolific Silver Valley of northern Idaho. Sterling Mining also holds several silver properties in Mexico, including the Barones Tailings Project in the Zacatecas Silver District. Shares of Sterling Mining Company trade on the TSX under the symbol “SMQ”, on the OTCBB under the symbol “SRLM”, and also on the Frankfurt Stock Exchange under the trading symbol “SMX”. FOR FURTHER INFORMATION, visit the Company's website at www.SterlingMining.com or contact: Monique Hayes, Investor Relations, Tel: (208) 699-6097.

ON BEHALF OF THE BOARD

“Dr. Ken Z. Cai”

Chairman & CEO

Minco Silver Corporation

ON BEHALF OF THE BOARD

“Ken Berscht”

Interim President

Sterling Mining Company

To receive Sterling news via email, please email supertina@sterlingmining.com and specify “SMQ news” in the subject line.

Cautionary Language and Forward Looking Statements

This press release may contain “forward-looking statements”, which are subject to various risks and uncertainties that could cause actual results and future events to differ materially from those expressed or implied by such statements. Investors are cautioned that such statements are not guarantees of future performance and results. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure documents filed from time to time with the Canadian securities authorities

This press release does not constitute an offer to sell or a solicitation to buy securities, and contains forward-looking statements regarding the Company within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on assumptions that the Company believes are reasonable but that are subject to uncertainties and business risks. Actual results relating to any and all of these subjects may differ materially from expected results. Factors that could cause results to differ materially include economic and political events, the ability to raise capital in the financial markets, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and subsequent 10-Q and 8-K filings.